Exhibit No. 2.4

                          LICENSE AND ROYALTY AGREEMENT


       THIS LICENSE AND ROYALTY AGREEMENT (this "Agreement") is entered into on this 3rd day of January, 1999 between Snap-on Financial Services, Inc. a Nevada corporation ("SFS"), and Snap-on Credit LLC, a Delaware limited liability company ("Company").

                              W I T N E S S E T H:

       WHEREAS, SFS is the assignee and holder of the rights of Snap-on Credit Corporation, a Wisconsin corporation ("SCC"), under a Program Rights Agreement with Snap-on Incorporated, a Delaware corporation ("Snap-on") dated as of December 1, 1998 (the "Program Rights Agreement") pursuant to which Snap-on granted to SCC, among other things, the right to offer credit programs to Snap-on Customers to finance the purchase of Tools and Equipment by such Snap-on Customers;

       WHEREAS, SFS is the licensee of the trademarks and service marks listed in Exhibit A (the "Licensed Trademarks") pursuant to an Amended and Restated Trademark License Agreement between SFS, as assignee, and Snap-on Technologies, Inc. ("Technologies") dated as of January 2, 1999 (the "Trademark License Agreement"), which trademarks are used in connection with credit programs offered to customers of Snap-on and its subsidiaries;

       WHEREAS, SFS and Company now desire to enter into this Agreement to set forth the terms and conditions upon which SFS will license to Company certain of SFS's rights under the Program Rights Agreement and the Trademark License Agreement and Company will assume certain of SFS's obligations under the Program Rights Agreement;

       WHEREAS, capitalized definitional terms used herein and not otherwise defined herein shall have the meaning referred to or specified in the Definitional Supplement attached as an Exhibit to the Agreement Respecting a Limited Liability Company dated December 1 1998 between Snap-on Incorporated and Newcourt Financial USA Inc. ("Newcourt");

       NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

       1.     License Under Program Rights Agreement.

          (a) Subject to the terms, conditions and limitations of this Agreement, SFS hereby grants to Company the personal, non-exclusive and Non-transferable right to exercise all of the rights granted to SFS under the Program Rights Agreement with respect to the Snap-on Dealer Credit Programs and certain other credit programs identified by SFS and Company from time to time in a writing signed by the parties (the "Program Rights Agreement License"). For purposes of this Agreement, "Non-transferable" means that the

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right or other matters referred to may not be transferred,  assigned or conveyed except as set forth in this Agreement.

          (b) Subject to the terms, conditions and limitations of this Agreement, Company hereby assumes and agrees to comply with and be bound by all of the terms, provisions and covenants of SCC in the Program Rights Agreement, as they apply to the Snap-on Dealer Credit Programs, as though the Program Rights Agreement had been made, executed and delivered by Company in lieu of SCC. Company hereby represents and warrants to SFS all the matters set forth in
Section 5.2 of the Program Rights Agreement, except to the extent such representations and warranties relate to credit programs other than the Snap-on Dealer Credit Programs.

          (c) For purposes of this Agreement, all references in the Program Rights Agreement to "SCC" shall be deemed to refer to Company.

       2.     Sublicense Under Trademark License Agreement.

          (a)       Grant of Sublicense.

                    (i) SFS hereby grants to Company a non-exclusive sublicense (the "Trademark Sublicense") of all of SFS's rights to the Licensed Trademarks under the License Agreement for the sole purpose of providing and servicing, directly or indirectly, the Snap-on Dealer Credit Programs to the Snap-on Customers in the territory described in Exhibit A hereto (the "Licensed Territory").

                    (ii) Company shall not have the right to sublicense any of the rights granted to it under the Trademark Sublicense; provided, however, that Company may grant a sublicense to Newcourt with respect to such rights which allows Newcourt to use the Licensed Trademarks solely for the purpose of providing direct financing programs, which have been approved by SFS in writing, to Snap-on Customers.

          (b)       Ownership.

                    (i) Company acknowledges Technologies' rights in the Licensed Trademarks and SFS's rights under the Trademark License Agreement, and shall not at any time do or authorize to be done any act or thing which will in any way impair the rights of Technologies in the Licensed Trademarks or the rights of SFS under the Trademark License Agreement.

                    (ii) Company shall not attempt to register the Licensed Trademarks alone or as part of its own trademarks nor shall Company use or attempt to register any marks confusingly similar to the Licensed Trademarks.

                    (iii) It is the intention of the parties that all use of the Licensed Trademarks shall inure to the benefit of Technologies.

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                    (iv)  Company  shall   incorporate   the  following   notice
          somewhere in any advertising or promotional materials relating to the Credit Programs:

                    "[particular   trademark(s)   licensed]  are  trademarks  of
                    Snap-on Technologies, Inc. and used under sublicense from Snap-on Financial Services, Inc."

                    (v) Any artwork or other graphic materials (and the ideas embodied therein) conceived under or resulting from this Agreement, including but not limited to copyrighted materials and trademarks, tradenames, servicemarks and servicenames or the like, whether developed by Company or on behalf of Company ("Work Product") shall be the exclusive property of Technologies. Technologies shall be free to use all Work Product in any manner it chooses, without payment of further consideration, and Company agrees to assign, transfer and set over to Technologies all rights, title and interest in all Work Product. Specifically, but not to limit the foregoing, Company agrees to assign to Technologies, its successors and assigns, world-wide exclusive ownership of, and right, title and interest in all copyrights to all Work Product, will recognize all Work Product as "work-for-hire" under relevant copyright or other laws, and will take all steps reasonably necessary to protect such copyrights on behalf of Technologies. Company agrees to obtain the proper and necessary releases or other agreements from its employees and/or independent contractors who develop Work Product to insure that sole title to Work Product is vested in Technologies. Company agrees to procure the waiver of its employees and/or independent contractors to any moral rights to which they may be entitled in any Work Product.

                    (vi) If Company desires to develop any new or different design for any mark, symbol, logo, character or other element included within the Licensed Trademarks, it shall obtain Technologies' prior written approval. Technologies shall own all the rights in such new or different design and all uses thereof shall inure to the exclusive benefit of Technologies.

                    (vii) Company acknowledges that, from time to time and without notice to Company, Technologies has the ability to modify certain elements of the Licensed Trademarks, to add additional elements to the Licensed Trademarks, or to discontinue use of some or all of such elements. Accordingly, SFS does not represent or warrant that the Licensed Trademarks or any elements thereof will be maintained or used in any particular fashion. Any new elements or modifications to existing elements developed by Technologies or SFS following the execution of this Agreement shall be included in the definition of Licensed Trademarks.

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          (c)       Goodwill And Promotional Value.

                    (i) Company recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that the Licensed Trademarks, and all rights therein and the goodwill pertaining thereto, belong exclusively to Technologies. Company further recognizes and acknowledges that the Licensed Trademarks have acquired secondary meaning in the mind of the public.

                    (ii) Company acknowledges the high level of quality associated with the Licensed Trademarks and agrees that it will use the rights granted to it hereunder in a manner consistent with maintaining such high level of quality. Company agrees that it shall not conduct any activity which in any way calls into question Company's ethics or lawful practices, nor shall Company do anything which damages or adversely affects Technologies, SFS, the Licensed Trademarks or the goodwill associated with the Licensed Trademarks.

          (d)       Trademark Protection.

                    (i) The Trademark Sublicense granted hereunder is conditional upon the Company's use of the Trademark Sublicense in full and complete compliance with the provisions of the relevant laws appertaining in the Licensed Territory or any part of it. Company agrees to bear any and all costs which may be necessary to comply with such laws, including but not limited to costs of registration of the Licensed Trademarks and/or recording Company as a registered user of the Licensed Trademarks.

                    (ii) Company shall pay all costs and expenses of registration of the Licensed Trademarks in each applicable classification in any country in the Licensed Territory wherein the Licensed Trademarks are not yet registered. Company shall pay all costs and expenses of filing any necessary registered user applications listing Company as a permissible user of the Licensed Trademarks in any of such countries.

                    (iii) Company shall assist Technologies' and SFS's efforts to register Licensed Trademarks in the appropriate classes in the name of Technologies and/or file the necessary registered user applications.

                    (iv) Company agrees to provide Technologies and SFS with such reasonable assistance as Technologies or SFS may require in the procurement of any protection of Technologies' or SFS's rights to the Licensed Trademarks.

          (e) Representations and Warranties of SFS. SFS represents and warrants to Company that:

                    (i) Technologies is the rightful owner of the Licensed Trademarks, free and clear of any conflicting claim (including claims under license agreements with Persons other than Snap-on Affiliates or Subsidiaries) of any Person other than SFS;

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

                    (ii) SFS has full legal power and authority to grant the Trademark Sublicense; and

                    (iii) The Trademark Sublicense grants to Company all rights with respect to all trademarks, service marks and tradenames which are necessary in order for Company to conduct the Business in the manner it has previously been conducted.

          3. Royalties. In consideration for the Program Rights Agreement License and Trademark Sublicense granted hereunder, Company shall pay to SFS monthly a royalty fee in the amount of * (the "Base Fee"), plus or minus any increase or decrease pursuant to the terms and conditions set forth in Exhibit B attached hereto (the "Royalty Fee"). * . The Royalty Fee shall be payable monthly in immediately available funds, in arrears, by Company to SFS by the 15th day of the following month. The first payment shall be due on April 15, 1999. Notwithstanding the foregoing, to the extent that the Board of Directors of Company determines, after due consideration of Company's income and expenses (including the amount of the Snap-on Management Fees and the Newcourt Management
Fees) in any month, that Company's * , which are due and payable that month, then Company shall pay a pro-rata portion of * which are due and payable that month and the shortfalls shall be paid on a pro-rata basis from future * , as determined by Company's Board of Directors, together with the monthly payment that is then due hereunder. The term "Originations" shall mean the Finance Contracts recorded by Company on its books and records as an asset regardless if such Finance Contracts are purchased by Company from an Authorized Dealer, Snap-on Incorporated or any of its Affiliates or are originated directly by Company or are originated directly by Newcourt pursuant to any vendor program agreement authorized by Company; provided, however, that any Finance Contracts included in the Existing Portfolio shall be excluded from the definition.

          4. Indemnification.

          (a) Company agrees to save, protect, indemnify and hold harmless SFS and its employees, officers, directors, agents and representatives from and against all liabilities, costs (including attorneys' fees and disbursements), claims and charges arising from or relating to (i) any breach by Company of this Agreement; and (ii) the breach by Company of the Program Rights Agreement, including any violation by Company or any of its employees or agents of any law applicable to the sale, lease or other furnishing of Tools and Equipment or to any related Financings or Ancillary Services (including, without limitation, any law relating

---------
     * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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

to the reporting of or extension or denial of credit, the collection of debt or the repossession or disposition of Tools and Equipment). The foregoing indemnity shall not apply in respect of liabilities, costs, claims or charges arising from or related to (x) any action, sufferance or omission by SFS or its employees that is negligent, willful or effected in bad faith, or (y) any breach or violation by SFS of the provisions of this Agreement or any Law or regulation.

          (b) SFS agrees to save, protect, indemnify and hold harmless Company and its members, employees, officers, directors, agents and representatives from and against all liabilities, costs (including attorneys fees and disbursements), claims, demands, or causes of action arising from or relating to (i) any breach by SFS of this Agreement; (ii) any violation of Law by SFS or any of its employees or agents; or (iii) any actual or alleged trademark or copyright infringement, or damages relating thereto, dealing with the use of the Licensed Trademarks in the Licensed Territory as expressly authorized by this Agreement, provided that (a) prompt written notice is given to SFS of any such suit or claim, (b) SFS shall have the option and right to undertake and conduct the defense of any such suits or claims brought against Company, and (c) no settlement of any suit or claim is made or entered into without the prior express written consent of SFS's authorized legal counsel.

          5. Term. This Agreement shall become effective on the date hereof and, subject to Section 6, shall remain in effect until, and shall automatically terminate, unless renewed as provided below, on January 2, 2004. This Agreement shall automatically be renewed and remain in effect for any Renewal Term of the Operating Agreement.

          6. Termination. (a) Subject to Section 6(b), this Agreement shall terminate as follows: (i) upon termination or expiration of the Operating Agreement; (ii) upon written consent of the Company and SFS; or (iii) upon the Insolvency or dissolution of the Company. "Insolvency" means, with respect to the Company (A) any case, action or proceeding with respect to the Company before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors or (B) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangements in respect of its creditors generally or any substantial portion of its creditors; and in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          (b) Upon termination or expiration of this Agreement, the rights and obligations of the parties set forth herein as they relate to completed Financing and Ancillary Services will continue in full force and effect.

          7. Confidentiality. Company shall not disclose, use or otherwise communicate to any third party (other than Company's members, employees, agents and participants with respect to this Agreement, in their capacity as such and who have a specific "need to know" and who shall be bound by the provisions of this Section 7) any information regarding either the terms and provisions of this Agreement or any other confidential materials, trade secrets, and/or proprietary information delivered to Company pursuant to the terms and provisions of this Agreement except: (a) to the extent necessary to comply with a


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specific  applicable  law or the  valid  final  order  of a court  of  competent jurisdiction in which the party making the disclosure or communication shall notify the other party in writing and shall seek confidential and proprietary treatment of the information; (b) as part of normal reporting or review procedure of Company's board of directors, parent company, members, auditors and attorneys; provided, however, that persons or entities agree to be bound by the provisions of this Section 7; (c) to enforce its rights legally under this Agreement in a court of competent jurisdiction; (d) with respect to such information as is part of the public domain through disclosure other than by Company; (e) with respect to such information that is received from a third party without restriction and without breach of this Agreement; or (f) as is customary in connection with the sale, transfer, assignment, pledge, syndication and/or securitization of Financed Contracts and Financings (and/or accounts receivable or collateral in connection therewith). If, in connection with this Agreement, Company requests from SFS information or materials that are of the highest degree of confidentiality or secrecy, it is SFS's sole decision whether to make such information or material available to Company, and if such is made
available,   it  shall  only  be  pursuant  to  a  separate  non-disclosure  and confidentiality  Agreement  that SFS tenders to Company for  signature and which
Company  executes.   It  is  expressly  understood  and  agreed  that  Company's obligations  to keep  records  and to keep the  Information  confidential  under
Article  VII  of  the  Program  Rights   Agreement   shall  continue  after  the
termination, for any reason, of this Agreement or any provision hereof.

          8. Obligations Upon Termination. Except as provided in Section 6(b), upon termination or expiration of this Agreement for any reason: (a) Company shall immediately (i) cease all use of the Snap-on Dealer Credit Programs and the Information; (ii) return to SFS all copies of the Snap-on Dealer Credit Programs, Contracts, Credit, Collections and Operations Manual and all other Information, including all copies of any documentation, notes and all other materials relating to the foregoing; (iii) enter into good faith negotiations with Snap-on to effect an orderly transition of the Snap-on Dealer Credit Programs and the Financings and (iv) cease all use of the Licensed Trademarks; and (b) all obligations of the parties hereto with respect to any future Financings and Ancillary Services under the Program Rights Agreement will cease; provided that the rights and obligations of the parties set forth in the Program Rights Agreement as they relate to completed Financings and Ancillary Services (including the obligations set forth in Article VII of the Program Rights Agreement) will continue in full force and effect.

          9. Dispute Resolution.

          (a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement the parties shall use reasonable efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If settlement is not otherwise possible within a reasonable time (not to exceed 20 days or such longer period as the parties hereto may agree in writing), the Chief Executive Officers, Chief Financial Officers, or other comparable senior executive officers of Company and SFS, respectively, shall become involved in such efforts.

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          (b) If the  parties do not reach a solution  within a period of thirty
(30) days after a matter is referred for conciliation, as provided above, the dispute shall be submitted to final and binding arbitration as the sole and exclusive remedy for such dispute. Unless prohibited by applicable law, any claim shall be made by filing a written demand for arbitration within one (1) year following the conduct, act or other event or occurrence first giving rise to the claim; otherwise, the right to any remedy shall be deemed forever waived and lost. The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed exclusively by the Federal Arbitration Act, as amended, and arbitration shall take place according to the commercial arbitration rules of the American Arbitration Association in effect as of the date hereof. The arbitration shall be held at the office of the American
Arbitration Association in Chicago, Illinois. Each party will select one arbitrator and the two so chosen will select a third, and failing selection of an arbitrator by either party or by the two chosen by the parties, the arbitrator(s) shall be selected from a panel of neutral arbitrators provided by the American Arbitration Association and shall be chosen by the striking method. The parties each shall bear all of their own costs of arbitration; however, the fees of the arbitrators shall be divided equally between the parties. The arbitrators shall have no authority to amend or modify the terms of this Agreement. Each party further agrees that, unless such a limitation is prohibited by applicable law, the other party shall not be liable for punitive or exemplary damages and the arbitrators shall have no authority to award the same. The award or decision by a majority of the arbitrators shall be final and binding on the parties and may be enforced by judgment or order of any court having subject matter jurisdiction in the state where the arbitration took place (an "Arbitration State Court") or by any other court having jurisdiction over the parties. The parties consent to the exercise of personal jurisdiction over them by any Arbitration State Court and to the propriety of venue of any Arbitration State Court for the purpose of carrying out this provision; and they waive any objections that they would otherwise have to the same. No arbitration under this Agreement shall include, by consolidation, joinder or in any other manner, any Person other than the parties hereto or thereto and any Person in privity with or claiming through, in the right of or on behalf of such a party, unless both SFS and Company consent in writing. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration hereunder, except to the extent such issue may have been determined in another proceeding between SFS and Company or any person in privity with or claiming through, in the right of or on behalf of SFS or Company.

          (c) Each party shall have the right to seek from an appropriate court provisional remedies including, but not limited to, temporary restraining orders or preliminary injunctions before, during or after arbitration. Neither party need await the outcome of the arbitration before seeking provisional remedies. Seeking any such remedies shall not be deemed to be a waiver of either party's right to compel arbitration. Any such action shall be brought by the party in the county (or similar political unit) or federal judicial district where SFS resides, or where any property that may be subject of the action is located. The parties consent to the exercise of personal jurisdiction over them by courts located there and to the propriety of venue in such courts for the purpose of carrying out this provision; they waive any objections that they would otherwise have to the same; and they waive the right to have any such action decided by a jury.

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          10. Other Terms.

          (a) All notices, requests, consents, or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by overnight air courier or by mail, return receipt requested, and shall be deemed to have been duly given and to have become effective (i) upon receipt, if delivered in person, (ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses: If to Company to Snap-on Credit LLC, 2801 80th Street, Kenosha, Wisconsin, 53141-1410, Attention: General Manager and CFO. If to SFS: to Snap-on Financial Services, Inc., 2801 80th Street, Kenosha, Wisconsin 53143, Attention: Chief Financial Officer and General Counsel (or at such other address as shall be given in writing by a party hereto).

          (b) This Agreement and, except as otherwise expressly provided herein, any exhibit attached hereto may be amended only by an agreement in writing signed by both parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only as to the specific purpose, extent and instance so provided.

          (c) Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, permitted transferees and permitted assigns. Except as provided in Section 4, this Agreement is not for the benefit of any other person, and no other person shall have any rights against the parties hereunder.

          (d) Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular shall include the plural, and vice versa, and pronouns in the masculine shall include the feminine and neuter, and vice versa. Additionally, all defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persons may require. No provision of this Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof.

          (e) Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

          (f) Except as set forth below, neither this Agreement nor any rights or obligations hereunder shall be assignable, or otherwise transferable by Company, in whole or in part. The parties contemplate that certain of the Finance Contracts and Financings will be purchased by Newcourt (the "Purchased Contracts") and that some or all of the Purchased Contracts will be securitized by Newcourt. Therefore, the parties acknowledge and agree that, notwithstanding any other provisions of this Agreement to the contrary, Company's rights under this Agreement with respect to Purchased Contracts may be assigned to Newcourt and Newcourt's successors and assigns.

          (g) SFS and Company agree to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

          (h) The laws of the State of Wisconsin shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

          (i) This Agreement may be executed in any number of counterparts with the same effect as if all parties have signed the same document. All counterparts shall be construed together and shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually-executed signature page hereto.

          (j) Company is an independent contractor of SFS and nothing in this Agreement shall be construed to create or constitute a partnership, joint venture or any other agency or employment relationship between the parties hereto. Neither party is authorized to enter into any agreement on behalf of, assume any obligation for, or otherwise bind the other party financially or otherwise; nor is either party responsible for the obligations of the other party, including but not limited to obligations to the other's own employees, their wage/salaries, benefits, vacation pay and the like.

          (k) The termination of this Agreement by either party shall not be deemed to constitute an election of remedies, and the fact of such termination shall not preclude or prejudice the pursuit of any and all other remedies in addition thereto, either at law or in equity, including suits brought by the party terminating this Agreement to recover damages and sums due hereunder.

          IN WITNESS WHEREOF, the parties have entered this Agreement as of the day and year first above written.

                                           SNAP-ON FINANCIAL SERVICES, INC.


                                           By: /s/ Michael F. Montomuro
                                                Name
                                           Title:       President


                                           SNAP-ON CREDIT LLC


                                           By: /s/ Ned R. Brooks
                                                Name
                                           Title:       General Manager

                          LICENSE AND ROYALTY AGREEMENT
                          DESCRIPTION OF ATTACHMENTS+


Exhibits:

Exhibit A                  Licensed Trademarks
Exhibit B                  Credit Incentive Management Fees


--------
         + The exhibits to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.